Exhibit 23 (b)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Computer Task Group, Incorporated:

We consent to the incorporation by reference in the registration statements No. 333-51162, 333-143080, 333-167461, 333-183206, 333-206219, and 333-219911 on Form S-8 of Computer Task Group, Incorporated of our report dated March 15, 2019, with respect to the consolidated balance sheet of Computer Task Group, Incorporated and subsidiaries as of December 31, 2018, the related consolidated statements of operations, comprehensive income (loss), cash flows, and shareholders’ equity for each of the years in the two-year period ended December 31, 2018, and the related notes and financial statement schedule (collectively, the consolidated financial statements), which report appears in the December 31, 2019 annual report on Form 10-K of Computer Task Group, Incorporated.

/s/ KPMG LLP

Buffalo, New York

March 13, 2020